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                                                                   EXHIBIT 10.32

                         INTERNET CAPITAL GROUP [LOGO]




April 27, 1998


Mr. Robert Pollan
346 Castlewood Drive
Devon, PA  19333

Dear Bob:

We are proud to extend you an offer to join Internet Capital Group as a Managing Director. We have enjoyed the opportunity to get to know you over the past year and are excited at the prospect of having you join our team.

What follows is a summary of what would be expected of you as a Managing Director of Internet Capital Group as well as your compensation. We believe this is an extraordinary opportunity for us to build our core management team and hope that you share our enthusiasm for the Company and the opportunities we are trying to capitalize on. It is expected that your day to day responsibilities with Internet Capital Group ("ICG") will be focused on working with and mentoring the management teams of the ICG portfolio companies in the value/supply chain markets. In addition, as a Managing Director, your input and help will also play a critical role in ICG's strategy and investment process.
It should be understood that like the companies we invest in, ICG is a very entrepreneurial and flat organization. As a result, you will find that your day to day tasks will vary greatly, and include far more than is outlined above.

Salary:
------

 .    Internet Capital Group will pay you a base salary of $245,000 and a potential bonus of $100,000 a year. The parameters for the bonus will be outlined in ICG's 1999 plan. For 1998, Internet Capital Group will guarantee your bonus pro-rated for the actual number of months of your employment. For example, if your employment begins July 1st, your bonus will be 6/12 of $100,000 or $50,000.

Equity
------

 .    Internet Capital Group will grant you non-qualified stock option stock in the amount of one and 3/4 percent of the Company. These shares are priced at two dollars and will vest over a five-year period. In addition, if founding MPI shares become available, ICG will demonstrate a best efforts to transfer these shares to you, understanding there are significant tax issues to be resolved.
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                                                               Mr. Robert Pollen
                                                                  April 27, 1998
                                                                          Page 2


Finally, if there is an ICG investment where we have the opportunity to personally invest, you will have the opportunity (on a pro-rata basis) to co-invest as well. We are proud to extend you this offer and look forward to working with you to capitalize on the unique opportunity that entrepreneurship and the Internet create.

Best personal regards,


/s/  Walter W. Buckley
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Walter W. Buckley